Exhibit 10.17

FORM OF SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (this “Agreement”), dated as of [            ] (the “Effective Date”), is made and entered into by and between Neuronetics, Inc., a Delaware corporation (the “Company”), and [            ] (“Executive”). The Company and Executive are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Company may from time to time consider the possibility of an acquisition by another company or other change in control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to Executive and can cause Executive to consider alternative employment opportunities; and

WHEREAS, the Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined in Section 6) of the Company, and believes that it is in the best interests of the Company to provide Executive with an incentive to continue his employment and to motivate Executive to maximize the value of the Company upon a Change in Control for the benefit of its stockholders; and

WHEREAS, the Board believes that it is imperative to provide Executive with certain severance benefits upon Executive’s termination of employment following a Change in Control, and further believes that it is imperative to provide Executive with certain severance benefits if the Company were to terminate Executive’s employment without cause or if Executive were to resign for good reason; and

WHEREAS, the benefits described in this Severance Agreement are intended to provide Executive with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change in Control; and

WHEREAS, certain defined terms are set forth in Section 6.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreement contained herein and intending to be bound hereby, the Parties agree as follows:

1.    Duration of Agreement. The term of this Agreement will commence on the date hereof and shall continue until the earliest of: (i) a termination by written consent of the Parties; and (ii) a termination of Executive’s employment for any reason. Notwithstanding the previous sentence, if Executive becomes entitled to benefits under this Agreement, this Agreement will terminate when all of the obligations of the Parties with respect to this Agreement have been satisfied.

2.    Termination; Severance. Upon cessation of his or her employment for any reason, unless otherwise consented to in writing by the Board, Executive shall resign immediately from any and all officer, director and other positions he then holds with the Company and/or its Affiliates. Upon any cessation of his employment with the Company, Executive will be entitled only to such compensation and benefits as described in this Section 2 and Section 7.4.

2.1.    Termination without Cause or for Good Reason Apart From a Change in Control. If (a) the Company terminates Executive’s employment with the Company without Cause, or Executive resigns for Good Reason and (b) such termination occurs either prior to three (3) months before or after twelve (12) months following a Change in Control, then the Company shall:

2.1.1.    pay to Executive monthly severance payments equal to one-twelfth of Executive’s then-current Base Salary for a period equal to: (i) [            ] months; and

2.1.2.    if Executive validly elects to receive continuation coverage under the Company’s group health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), reimburse Executive the applicable premium otherwise payable for such COBRA continuation coverage for [            ] months.

2.2.    Termination without Cause or for Good Reason In Connection With a Change in Control. If (a) the Company terminates Executive’s employment with the Company without Cause or Executive resigns for Good Reason and (b) such termination occurs either within three (3) months before or within twelve (12) months following a Change in Control, then the Company shall:

2.2.1.    pay to Executive monthly severance payments equal to one-twelfth of Executive’s then current Base Salary for a period equal to: (i) [            ] months; and

2.2.2.    if Executive validly elects to receive continuation coverage under the Company’s group health plan pursuant to COBRA, reimburse Executive the applicable premium otherwise payable for such COBRA continuation coverage for [            ] months; and

2.2.3.    fully vest all unvested restricted stock, stock options and other equity incentives awarded to Executive by the Company.

2.3.    No Additional Consideration; Release. Except as otherwise provided in this Section 2, all compensation and benefits will cease at the time of Executive’s cessation of employment, and the Company will have no further liability or obligation by reason of such cessation of employment. The payments and benefits described in this Section 2 are in lieu of, and not in addition to, any other severance arrangement maintained by the Company. Notwithstanding any provision of this Agreement, the payments and benefits described in this Section 2 are conditioned on: (a) Executive’s execution and delivery to the Company and the expiration of all applicable statutory revocation periods, by the 60th day following the effective date of his cessation of employment, of a general release and waiver of claims against the Company and its Affiliates substantially in a form reasonably prescribed by the Company (the “Release”); and (b) Executive’s continued compliance with the provisions of the Restrictive Covenant Agreement (as defined below). Subject to Section 4, the benefits described in this Section 2 will begin to be paid or provided as soon as administratively practicable after the Release becomes irrevocable, provided that if the 60 day period described above begins in one taxable year and ends in a second taxable year such payments or benefits shall not commence until the second taxable year.

2.4.    No Mitigation. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to and benefits provided to him under any of the provisions of this Section 2 and, such amounts and benefits shall not be reduced whether or not he obtains other employment.

2.5.    PPACA. Notwithstanding anything in this Agreement to the contrary, the waiver in respect of COBRA premiums pursuant to this Section 2 shall cease to the extent required to avoid adverse consequences to the Company under the Patient Protection and Affordable Care Act of 2010, as amended, and regulations thereunder.

3.    Other Terminations. If Executive’s employment with the Company ceases for any reason other than as described in Section 2 (including but not limited to (a) termination by the Company for Cause, (b) resignation by Executive without Good Reason, (c) termination as a result of Executive’s Disability, or (d) Executive’s death, then the Company’s obligation to Executive will be limited solely to the payment of accrued and unpaid Base Salary (at the annual rate then in effect) and vacation through the date of such cessation of employment. All compensation and benefits will cease at the time of such cessation of employment and, except as otherwise provided by COBRA, the Company will have no further liability or obligation by reason of such termination. The foregoing will not be construed to limit Executive’s right to payment or reimbursement for claims incurred prior to the date of such termination under any insurance contract funding an employee benefit plan, policy or arrangement of the Company in accordance with the terms of such insurance contract.

4.    Compliance with Section 409A. Notwithstanding anything to the contrary in this Agreement, no portion of the benefits or payments to be made under Section 2 will be payable until Executive has a “separation from service” from the Company within the meaning of Section 409A of the Code. In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Code to payments due to Executive upon or following his “separation from service”, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following Executive’s “separation from service” (taking into account the preceding sentence of this paragraph) will be deferred without interest and paid to Executive in a lump sum immediately following that six month period. This paragraph should not be construed to prevent the application of Treas. Reg. § 1.409A-1(b)(9)(iii) (or any successor provision) to amounts payable hereunder. For purposes of the application of Section 409A of the Code, each payment in a series of payments will be deemed a separate payment.

5.    Restrictive Covenants. The Executive acknowledges and agrees to abide by the terms of the Confidentiality, Non-Competition and Inventions Assignment Agreement attached hereto as Exhibit A (the “Restrictive Covenant Agreement”). The Executive acknowledges that the terms of the Restrictive Covenant Agreement shall continue to remain in full-force and effect following the cessation of Executive’s employment with the Company for any reason. If Executive does not execute the Restrictive Covenant Agreement on or before the fifth (5th) calendar day following the date of this Agreement, the Company’s obligations under this Agreement shall be null and void ab initio.

6.    Certain Definitions. For purposes of this Agreement:

6.1.    “Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person, provided that, in any event, any business in which the Company has any direct ownership interest shall be treated as an Affiliate of the Company.

6.2.    “Cause” means (i) indictment, conviction, or the entry of a plea of guilty or no contest to, (A) a felony or (B) a misdemeanor (other than a DUI or similar crime) involving moral turpitude, or that causes material damage to the Company’s public image or reputation, or causes material harm to the Company’s operations or financial performance, (ii) gross negligence or willful misconduct with respect to his duties and responsibilities to the Company, including, without limitation, commission of any act of proven fraud, embezzlement, or theft in the course of his employment, after a reasonable and good faith investigation by the Board; (iii) alcohol abuse or illegal use of controlled substances (other than prescription drugs taken in accordance with a physician’s prescription) in the event the Company has reasonable grounds for suspecting that he is under the influence of illegal drugs or alcohol while at work and his ability to perform his duties and responsibilities has been materially impaired; (iv) willful refusal or failure to perform any specific material lawful direction received by the Board (other than due to a physical or mental illness or Disability), which failure or refusal is not cured within 30 days after delivery of written notice from the Company thereof; (v) the failure to timely execute the Restrictive Covenant Agreement in a manner consistent with Section 5; (vi) willful and material breach of any written agreement with or duty owed to the Company (including this Agreement or any breach of the Restrictive Covenant Agreement); or (vii) the Company determines that Executive intentionally omitted any requested information or falsified any disclosed information either in Executive’s resume or during Executive’s interview process with the Company.

6.3.     “Change in Control” means the occurrence of any of the following in one transaction or a series of related transactions: (i) any Person becoming a beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the voting power of the Company’s then-outstanding securities; (ii) a consolidation, share exchange, reorganization or merger of the Company resulting in the equity holders of the Company immediately prior to such event not owning at least 50% of the voting power of the resulting entity’s securities outstanding immediately following such event; (iii) the sale or other disposition of all or substantially all (i.e. at least 90%) of the assets of the Company; or (iv) any similar event deemed by the Board to constitute a Change in Control; provided, however, that a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A of the Code.

6.4.    “Code” means the Internal Revenue Code of 1986, as amended.

6.5.    “Control” (including, with correlative meanings, the terms “Controlled by” and “under common Control with”), as used with respect to any Person, means the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

6.6.    “Disability” means a condition entitling Executive to benefits under the Company’s long term disability plan, policy or arrangement; provided, however, that if no such plan, policy or arrangement is then maintained by the Company and applicable to Executive, “Disability” will mean Executive’s inability to perform his duties to the Company due to a mental or physical condition (other than alcohol or substance abuse) that can be expected to result in death or that can be expected to last (or has already lasted) for a continuous period of 90 days or more, or for 120 days in any 180 consecutive day period, as determined by an independent physician reasonably satisfactory to Executive and the Company whose fees shall be paid by the Company. Termination as a result of a Disability will not be construed as a termination by the Company “without Cause.”

6.7.    “Good Reason” means any of the following, without Executive’s prior consent: (a) a material adverse change of Executive’s position with the Company that reduces his title, level of authority, duties and/or responsibilities from those in effect immediately prior to the reduction; (b) a reduction in Base Salary or target bonus; (c) any failure to provide that Executive is eligible to participate in the Company benefit plans on a basis that is: (i) at least as favorable as those enjoyed by similarly-situated senior corporate officers of the Company; or (d) a relocation of Executive’s principal worksite of more than 35 miles unless such relocation reduces Executive’s commute to such worksite. However, none of the foregoing events or conditions will constitute Good Reason unless Executive provides the Company with written objection to the event or condition within 30 days following the occurrence thereof, the Company does not reverse or otherwise cure the event or condition within 30 days of receiving that written objection, and Executive resigns his employment within 30 days following the expiration of that cure period.

6.8.    “Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, association, governmental entity, unincorporated entity or other entity.

7.    Miscellaneous.

7.1.    Cooperation. Executive further agrees that, subject to reimbursement of his reasonable expenses, he will cooperate fully with the Company and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) in which Executive was in any way involved during his employment with the Company. Executive shall render such cooperation in a timely manner on reasonable notice from the Company, so long as the Company exercises commercially reasonable efforts to schedule and limit its need for Executive’s cooperation under this paragraph so as not to interfere with Executive’s other personal and professional commitments.

7.2.    Section 409A.

7.2.1.    Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense, reimbursement or in-kind benefit provided to Executive does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code, and its implementing regulations and guidance, (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (ii) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

7.2.2.    Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to Executive that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code are intended to comply with Section 409A of the Code. Notwithstanding anything in this Agreement to the contrary, distributions may only be made under this Agreement upon an event and in a manner permitted by Section 409A of the Code or an applicable exemption.

7.3.    Section 280G. If any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement or the lapse or termination of any restriction on or the vesting or exercisability of any payment or benefit (each, a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law (such tax or taxes are hereafter collectively referred to as the “Excise Tax”), then the aggregate amount of Payments payable to Executive shall be reduced to the aggregate amount of Payments that may be made to Executive without incurring an excise tax (the “Safe-Harbor Amount”) in accordance with the immediately following sentence; provided that such reduction shall only be imposed if the aggregate after-tax value of the Payments retained by Executive (after giving effect to such reduction) is equal to or greater than the aggregate after-tax value (after giving effect to the Excise Tax) of the Payments to Executive without any such reduction. Any such reduction shall be made in the following order: (i) first, any future cash payments (if any) shall be reduced (if necessary, to zero); (ii) second, any current cash payments shall be reduced (if necessary, to zero); (iii) third, all non-cash payments (other than equity or equity derivative related payments) shall be reduced (if necessary, to zero); and (iv) fourth, all equity or equity derivative payments shall be reduced.

7.4.    At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law. If Executive’s employment terminates for any reason, Executive will not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement and the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses.

7.5.    Dispute Resolution.

7.5.1.    Mediation. Prior to instituting any arbitration as provided in Section 7.5.2, the Parties shall meet in good faith and attempt to resolve any dispute arising from or relating to this Agreement, the Restrictive Covenant Agreement or the employment relationship through non-binding mediation. One (1) individual who is mutually acceptable to the Parties shall be appointed as mediator, provided that the mediator shall be experienced in mediation of employment contract disputes. The mediator’s fees and costs, as well as the costs of holding and conducting the mediation, shall be divided equally between the Parties. Each Party shall pay its portion of the anticipated fees and costs at least ten (10) business days in advance of the mediation. Each Party shall pay its own attorney fees, costs, and individual expenses associated with conducting and attending the mediation. Mediation shall be held in Wilmington, Delaware and shall last no more than two (2) business days.

7.5.2.    Arbitration. If mediation is unsuccessful, any controversy or claim arising out of or relating to the Agreement or the breach thereof, shall be resolved by arbitration administered by the American Arbitration Association under its then Expedited Procedures of Employment Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Executive waives all rights to trial by jury or by any court. Claims made and remedies sought as part of a class action, private attorney general or other representative action (hereafter all included in the term “class action”) are subject to arbitration on an individual basis, not on a class or representative basis. No class actions, joinder or consolidation of any claim with a claim of any other person or entity shall be allowable in arbitration, without the written consent of both Executive and the Company. THE EXECUTIVE WAIVES ALL RIGHTS TO TRIAL BY JURY OR BY ANY COURT. IF THE EXECUTIVE FILES A CLAIM OR COUNTERCLAIM AGAINST THE COMPANY, HE MAY ONLY DO SO ON AN INDIVIDUAL BASIS AND NOT WITH ANY OTHER EMPLOYEE OR AS PART OF A CLASS OR CONSOLIDATED ACTION. All arbitration proceedings shall be held in Wilmington, Delaware, unless the laws of the state in which Executive resides expressly require the application of its laws, in which case the arbitration shall be held in the capital of that state. There shall be one (1) arbitrator, an attorney at law, who shall have expertise in business law with a strong preference being an attorney knowledgeable in the medical device business, selected from the panel which the American Arbitration Association provides. In deciding any dispute, the arbitrator shall be required to (i) apply the terms and conditions of this Agreement to such dispute; (ii) set forth in writing the award and a summary of those facts considered by the arbitrator to be material to the decision; and (iii) allocate in the arbitrator’s discretion, between the Parties, all costs of the arbitration, including facility fees and the fees and expenses of the arbitrator and reasonable attorneys’ fees, costs and expert witness fees of the Parties. The decision of the arbitrator shall be final and binding on the Parties and may, if necessary, be reduced to a judgment in any court of competent jurisdiction. This agreement to arbitration shall survive any termination or expiration of this Agreement.

7.6.    Successors and Assigns. The Company may assign this Agreement to any Affiliate or to any successor to its assets and business by means of liquidation, dissolution, sale of assets or otherwise. For avoidance of doubt, a termination of Executive’s employment by the Company in connection with a permitted assignment of the Company’s rights and obligations under this Agreement is not a termination “without Cause” so long as the assignee offers employment to Executive on the same terms as in effect before such assignment including the terms herein specified (without regard to whether Executive accepts employment with the assignee).

7.7.    Governing Law and Enforcement. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws.

7.8.    Waivers. The waiver by either Party of any right hereunder or of any breach by the other Party will not be deemed a waiver of any other right hereunder or of any other breach by the other Party. No waiver will be deemed to have occurred unless set forth in a writing. No waiver will constitute a continuing waiver unless specifically stated, and any waiver will operate only as to the specific term or condition waived.

7.9.    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.

7.10.    Survival. This Agreement will survive the cessation of Executive’s employment to the extent necessary to fulfill the purposes and intent of this Agreement.

7.11.    Notices. Any notice or communication required or permitted under this Agreement will be made in writing and (a) sent by overnight courier, or (b) mailed by overnight U.S. express mail, return receipt requested. Any notice or communication to Executive will be sent to the address contained in his personnel file. Any notice or communication to the Company will be sent to the Company’s principal executive offices, to the attention of its Chief Executive Officer. Notwithstanding the foregoing, either Party may change the address for notices or communications hereunder by providing written notice to the other in the manner specified in this paragraph.

7.12.    Entire Agreement; Amendments. This Agreement contains the entire agreement and understanding of the Parties relating to the subject matter hereof and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to that subject matter. This Agreement may not be changed or modified, except by an agreement in writing signed by each of the Parties.

7.13.    Withholding. All payments (or transfers of property) to Executive will be subject to tax withholding to the extent required by applicable law.

7.14.    Section Headings. The headings of sections and paragraphs of this Agreement are inserted for convenience only and will not in any way affect the meaning or construction of any provision of this Agreement.

7.15.    Counterparts; Facsimile. This Agreement may be executed in multiple counterparts (including by facsimile signature), each of which will be deemed to be an original, but all of which together will constitute but one and the same instrument.

(signature page follows)

IN WITNESS WHEREOF, the Company has caused this Severance Agreement to be executed by its duly authorized officer, and Executive has executed this Severance Agreement, in each case as of the date first above written.

NEURONETICS, INC.

By:

EXHIBIT A

FORM OF RESTRICTIVE COVENANT AGREEMENT